Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

The following tables present our assets and liabilities as of September 30, 2018 and revenue and expenses for the three and nine months ended September 30, 2018 and 2017 and cash flows for the nine months ended September 30, 2018 and 2017. The tables further present our assets, liabilities, revenue, expenses and cash flows that are intended to be attributed to the Liberty SiriusXM Group, Liberty Braves Group (“Braves Group”) and the Liberty Formula One Group (“Formula One Group”), respectively. The financial information should be read in conjunction with our condensed consolidated financial statements for the nine months ended September 30, 2018 included in this Quarterly Report on Form 10-Q.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Liberty SiriusXM Group, Braves Group and the Formula One Group, our tracking stock capital structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty SiriusXM common stock, Liberty Braves and Liberty Formula One common stock does not affect the rights of our creditors.

SUMMARY ATTRIBUTED FINANCIAL DATA

Liberty SiriusXM Group

Summary Balance Sheet Data:

	September 30,	December 31,
	2018	2017
	amounts in millions
Cash and cash equivalents	$126	615
Investments in affiliates, accounted for using the equity method	$661	672
Intangible assets not subject to amortization	$23,781	23,778
Intangible assets subject to amortization, net	$947	972
Total assets	$28,476	28,530
Deferred revenue	$1,955	1,882
Long-term debt, including current portion	$7,511	7,496
Deferred tax liabilities	$1,607	1,447
Attributed net assets	$10,759	10,861
Noncontrolling interest	$5,502	5,615

Summary Statement of Operations Data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
	amounts in millions
Revenue	$1,468	1,379	4,275	4,021
Cost of subscriber services (1)	$(565)	(519)	(1,736)	(1,530)
Other operating expenses (1)	$(31)	(30)	(89)	(81)
Selling, general and administrative expense (1)	$(214)	(210)	(640)	(596)
Operating income (loss)	$455	408	1,184	1,172
Interest expense	$(95)	(95)	(291)	(264)
Income tax (expense) benefit	$(30)	(116)	(170)	(334)
Net earnings (loss) attributable to noncontrolling interests	$98	91	263	218
Earnings (loss) attributable to Liberty stockholders	$185	183	550	430

(1)	Includes stock-based compensation expense as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
	amounts in millions
Cost of subscriber services	$5	10	28	28
Other operating expenses	5	4	13	11
Selling, general and administrative expense	25	28	76	74
	$35	42	117	113

Braves Group

Summary Balance Sheet Data:

	September 30,	December 31,
	2018	2017
	amounts in millions
Cash and cash equivalents	$78	132
Property and equipment, net	$1,145	1,099
Investments in affiliates, accounted for using the equity method	$97	145
Intangible assets not subject to amortization	$323	323
Intangible assets subject to amortization, net	$38	49
Total assets	$1,913	1,866
Deferred revenue	$45	51
Long-term debt, including current portion	$622	662
Deferred tax liabilities	$73	62
Attributed net assets	$417	413

Summary Statement of Operations Data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
	amounts in millions
Revenue	$200	185	410	366
Selling, general and administrative expense (1)	$(33)	(61)	(86)	(109)
Operating income (loss)	$45	(9)	29	(45)
Share of earnings (losses) of affiliates, net	$2	68	8	72
Unrealized gains (losses) on intergroup interest	$(13)	(12)	(46)	(43)
Income tax (expense) benefit	$12	(19)	11	(10)
Earnings (loss) attributable to Liberty stockholders	$41	22	(13)	(29)

(1)

Includes stock-based compensation of $4 million and $33 million for the three months ended September 30, 2018 and 2017, respectively, and $9 million and $41 million for the nine months ended September 30, 2018 and 2017, respectively.

Formula One Group

Summary Balance Sheet Data:

	September 30,	December 31,
	2018	2017
	amounts in millions
Cash and cash equivalents	$151	282
Investments in debt and equity securities	$348	526
Investments in affiliates, accounted for using the equity method	$972	933
Intangible assets not subject to amortization	$3,956	3,956
Intangible assets subject to amortization, net	$4,845	5,171
Total assets	$11,483	11,802
Long-term debt, including current portion	$5,265	5,796
Attributed net assets	$5,684	5,669

Summary Statement of Operations Data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
	amounts in millions
Revenue	$647	501	1,346	1,213
Cost of Formula 1 revenue	$450	354	945	836
Selling, general and administrative expense (1)	$(48)	(53)	(137)	(146)
Operating income (loss)	$31	(17)	(81)	(64)
Interest expense	$(49)	(57)	(143)	(175)
Share of earnings (losses) of affiliates, net	$58	53	66	63
Realized and unrealized gains (losses) on financial instruments, net	$19	(44)	110	(105)
Unrealized gains (losses) on intergroup interest	$13	12	46	43
Income tax (expense) benefit	$(34)	11	25	64
Earnings (loss) attributable to Liberty stockholders	$42	(37)	34	(160)

(1)

Includes stock-based compensation of $7 million and $10 million for the three months ended September 30, 2018 and 2017, respectively, and $19 million and $28 million for the nine months ended September 30, 2018 and 2017, respectively.

BALANCE SHEET INFORMATION

September 30, 2018

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$126	78	151	—	355
Trade and other receivables, net	246	41	153	—	440
Other current assets	202	140	104	—	446
Total current assets	574	259	408	—	1,241
Intergroup interest in the Liberty Braves Group (note 1)	—	—	248	(248)	—
Investments in debt and equity securities (note 1)	1,050	8	348	—	1,406
Investments in affiliates, accounted for using the equity method (note 1)	661	97	972	—	1,730

Property and equipment, at cost	2,404	1,238	179	—	3,821
Accumulated depreciation	(1,065)	(93)	(87)	—	(1,245)
	1,339	1,145	92	—	2,576

Intangible assets not subject to amortization
Goodwill	14,250	180	3,956	—	18,386
FCC licenses	8,600	—	—	—	8,600
Other	931	143	—	—	1,074
	23,781	323	3,956	—	28,060
Intangible assets subject to amortization, net	947	38	4,845	—	5,830
Other assets	124	43	614	—	781
Total assets	$28,476	1,913	11,483	(248)	41,624

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 3)	$17	(56)	39	—	—
Accounts payable and accrued liabilities	842	31	224	—	1,097
Current portion of debt (note 1)	4	14	—	—	18
Deferred revenue	1,955	45	235	—	2,235
Other current liabilities	17	9	3	—	29
Total current liabilities	2,835	43	501	—	3,379
Long-term debt (note 1)	7,507	608	5,265	—	13,380
Deferred income tax liabilities	1,607	73	(70)	—	1,610
Redeemable intergroup interest (note 1)	—	248	—	(248)	—
Other liabilities	266	519	101	—	886
Total liabilities	12,215	1,491	5,797	(248)	19,255
Equity / Attributed net assets	10,759	417	5,684	—	16,860
Noncontrolling interests in equity of subsidiaries	5,502	5	2	—	5,509
Total liabilities and equity	$28,476	1,913	11,483	(248)	41,624

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2018

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$1,163	—	—	1,163
Formula 1 revenue	—	—	647	647
Other revenue	305	200	—	505
Total revenue	1,468	200	647	2,315
Operating costs and expenses, including stock-based compensation (note 2):
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	343	—	—	343
Programming and content	97	—	—	97
Customer service and billing	95	—	—	95
Other	30	—	—	30
Cost of Formula 1 revenue	—	—	450	450
Subscriber acquisition costs	110	—	—	110
Other operating expenses	31	99	—	130
Selling, general and administrative	214	33	48	295
Depreciation and amortization	93	23	118	234
	1,013	155	616	1,784
Operating income (loss)	455	45	31	531
Other income (expense):
Interest expense	(95)	(6)	(49)	(150)
Share of earnings (losses) of affiliates, net	(2)	2	58	58
Realized and unrealized gains (losses) on financial instruments, net	(51)	1	19	(31)
Unrealized gains (losses) on intergroup interest (note 1)	—	(13)	13	—
Other, net	6	—	4	10
	(142)	(16)	45	(113)
Earnings (loss) before income taxes	313	29	76	418
Income tax (expense) benefit	(30)	12	(34)	(52)
Net earnings (loss)	283	41	42	366
Less net earnings (loss) attributable to the noncontrolling interests	98	—	—	98
Net earnings (loss) attributable to Liberty stockholders	$185	41	42	268

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2017

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$1,136	—	—	1,136
Formula 1 revenue	—	—	501	501
Other revenue	243	185	—	428
Total revenue	1,379	185	501	2,065
Operating costs and expenses, including stock-based compensation (note 2):
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	297	—	—	297
Programming and content	98	—	—	98
Customer service and billing	95	—	—	95
Other	29	—	—	29
Cost of Formula 1 revenue	—	—	354	354
Subscriber acquisition costs	119	—	—	119
Other operating expenses	30	109	—	139
Selling, general and administrative	210	61	53	324
Depreciation and amortization	93	24	111	228
	971	194	518	1,683
Operating income (loss)	408	(9)	(17)	382
Other income (expense):
Interest expense	(95)	(7)	(57)	(159)
Share of earnings (losses) of affiliates, net	34	68	53	155
Realized and unrealized gains (losses) on financial instruments, net	62	—	(44)	18
Unrealized gains (losses) on intergroup interest (note 1)	—	(12)	12	—
Other, net	(19)	1	7	(11)
	(18)	50	(29)	3
Earnings (loss) before income taxes	390	41	(46)	385
Income tax (expense) benefit	(116)	(19)	11	(124)
Net earnings (loss)	274	22	(35)	261
Less net earnings (loss) attributable to the noncontrolling interests	91	—	2	93
Net earnings (loss) attributable to Liberty stockholders	$183	22	(37)	168

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2018

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$3,419	—	—	3,419
Formula 1 revenue	—	—	1,346	1,346
Other revenue	856	410	—	1,266
Total revenue	4,275	410	1,346	6,031
Operating costs and expenses, including stock-based compensation (note 2):
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,057	—	—	1,057
Programming and content	303	—	—	303
Customer service and billing	284	—	—	284
Other	92	—	—	92
Cost of Formula 1 revenue	—	—	945	945
Subscriber acquisition costs	352	—	—	352
Other operating expenses	89	233	—	322
Selling, general and administrative	640	86	137	863
Depreciation and amortization	274	62	345	681
	3,091	381	1,427	4,899
Operating income (loss)	1,184	29	(81)	1,132
Other income (expense):
Interest expense	(291)	(19)	(143)	(453)
Share of earnings (losses) of affiliates, net	(2)	8	66	72
Realized and unrealized gains (losses) on financial instruments, net	69	1	110	180
Unrealized gains (losses) on intergroup interest (note 1)	—	(46)	46	—
Other, net	23	2	12	37
	(201)	(54)	91	(164)
Earnings (loss) before income taxes	983	(25)	10	968
Income tax (expense) benefit	(170)	11	25	(134)
Net earnings (loss)	813	(14)	35	834
Less net earnings (loss) attributable to the noncontrolling interests	263	(1)	1	263
Net earnings (loss) attributable to Liberty stockholders	$550	(13)	34	571

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2017

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$3,325	—	—	3,325
Formula 1 revenue	—	—	1,213	1,213
Other revenue	696	366	—	1,062
Total revenue	4,021	366	1,213	5,600
Operating costs and expenses, including stock-based compensation (note 2):
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	867	—	—	867
Programming and content	290	—	—	290
Customer service and billing	287	—	—	287
Other	86	—	—	86
Cost of Formula 1 revenue	—	—	836	836
Subscriber acquisition costs	372	—	—	372
Other operating expenses	81	252	—	333
Selling, general and administrative	596	109	146	851
Depreciation and amortization	270	50	295	615
	2,849	411	1,277	4,537
Operating income (loss)	1,172	(45)	(64)	1,063
Other income (expense):
Interest expense	(264)	(9)	(175)	(448)
Share of earnings (losses) of affiliates, net	32	72	63	167
Realized and unrealized gains (losses) on financial instruments, net	62	—	(105)	(43)
Unrealized gains (losses) on intergroup interest (note 1)	—	(43)	43	—
Other, net	(20)	6	16	2
	(190)	26	(158)	(322)
Earnings (loss) before income taxes	982	(19)	(222)	741
Income tax (expense) benefit	(334)	(10)	64	(280)
Net earnings (loss)	648	(29)	(158)	461
Less net earnings (loss) attributable to the noncontrolling interests	218	—	2	220
Net earnings (loss) attributable to Liberty stockholders	$430	(29)	(160)	241

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2018

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$813	(14)	35	834
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	274	62	345	681
Stock-based compensation	117	9	19	145
Share of (earnings) loss of affiliates, net	2	(8)	(66)	(72)
Unrealized (gains) losses on intergroup interest, net	—	46	(46)	—
Realized and unrealized (gains) losses on financial instruments, net	(69)	(1)	(110)	(180)
Noncash interest expense (benefit)	(9)	4	(1)	(6)
Deferred income tax expense (benefit)	159	3	(30)	132
Intergroup tax allocation	21	(14)	(7)	—
Other charges (credits), net	2	9	2	13
Changes in operating assets and liabilities
Current and other assets	(33)	(3)	(83)	(119)
Payables and other liabilities	14	(30)	223	207
Net cash provided (used) by operating activities	1,291	63	281	1,635
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(397)	—	(6)	(403)
Cash proceeds from sale of investments	—	—	244	244
Capital expended for property and equipment	(239)	(15)	(11)	(265)
Other investing activities, net	4	33	5	42
Net cash provided (used) by investing activities	(632)	18	232	(382)
Cash flows from financing activities:
Borrowings of debt	1,899	123	288	2,310
Repayments of debt	(1,902)	(185)	(927)	(3,014)
Series C Liberty SiriusXM stock repurchases	(368)	—	—	(368)
Subsidiary shares repurchased by subsidiary	(662)	—	—	(662)
Cash dividends paid by subsidiary	(44)	—	—	(44)
Taxes paid in lieu of shares issued for stock-based compensation	(120)	—	(2)	(122)
Other financing activities, net	50	—	1	51
Net cash provided (used) by financing activities	(1,147)	(62)	(640)	(1,849)
Net increase (decrease) in cash, cash equivalents and restricted cash	(488)	19	(127)	(596)
Cash, cash equivalents and restricted cash at beginning of period	625	140	282	1,047
Cash, cash equivalents and restricted cash at end of period	$137	159	155	451

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2017

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$648	(29)	(158)	461
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	270	50	295	615
Stock-based compensation	113	41	28	182
Share of (earnings) loss of affiliates, net	(32)	(72)	(63)	(167)
Unrealized (gains) losses on intergroup interest, net	—	43	(43)	—
Realized and unrealized (gains) losses on financial instruments, net	(62)	—	105	43
Noncash interest expense (benefit)	4	1	4	9
Deferred income tax expense (benefit)	321	28	(63)	286
Intergroup tax allocation	(11)	(18)	29	—
Intergroup tax payments	4	15	(19)	—
Other charges (credits), net	36	—	6	42
Changes in operating assets and liabilities
Current and other assets	19	(41)	28	6
Payables and other liabilities	1	(59)	(105)	(163)
Net cash provided (used) by operating activities	1,311	(41)	44	1,314
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(750)	(2)	(8)	(760)
Cash proceeds from sale of investments	—	5	15	20
Net cash paid for the acquisition of Formula 1	—	—	(1,647)	(1,647)
Capital expended for property and equipment	(207)	(190)	(10)	(407)
Other investing activities, net	(115)	4	(9)	(120)
Net cash provided (used) by investing activities	(1,072)	(183)	(1,659)	(2,914)
Cash flows from financing activities:
Borrowings of debt	3,933	288	1,599	5,820
Repayments of debt	(3,103)	(42)	(1,674)	(4,819)
Proceeds from issuance of Series C Liberty Formula One common stock	—	—	1,938	1,938
Subsidiary shares repurchased by subsidiary	(996)	—	—	(996)
Cash dividends paid by subsidiary	(45)	—	—	(45)
Taxes paid in lieu of shares issued for stock-based compensation	(91)	—	(4)	(95)
Other financing activities, net	11	—	1	12
Net cash provided (used) by financing activities	(291)	246	1,860	1,815
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	7	7
Net increase (decrease) in cash, cash equivalents and restricted cash	(52)	22	252	222
Cash, cash equivalents and restricted cash at beginning of period	297	107	168	572
Cash, cash equivalents and restricted cash at end of period	$245	129	420	794

Notes to Attributed Financial Information (Continued)

(unaudited)

(1)

A tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the Liberty SiriusXM Group, Liberty Braves Group (the “Braves Group”) and Formula One Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Therefore, the Liberty SiriusXM Group, Braves Group and Formula One Group do not represent separate legal entities, but rather represent those businesses, assets and liabilities that have been attributed to each respective group. Holders of tracking stock have no direct claim to the group's stock or assets and therefore, do not own, by virtue of their ownership of a Liberty tracking stock, any equity or voting interest in a company, such as Sirius XM Holdings Inc. (“SIRIUS XM”), Formula 1 or Live Nation Entertainment, Inc. (“Live Nation”), in which Liberty holds an interest and that is attributed to a Liberty tracking stock group, such as the Liberty SiriusXM Group or the Formula One Group. Holders of tracking stock are also not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

The Liberty SiriusXM Group is comprised of our consolidated subsidiary, SIRIUS XM, corporate cash,  investments in debt securities, Liberty’s 2.125% Exchangeable Senior Debentures due 2048 and its margin loan obligation incurred by a wholly-owned special purpose subsidiary of Liberty. As of September 30, 2018, the Liberty SiriusXM Group has cash and cash equivalents of approximately $126 million, which includes $46 million of subsidiary cash.

The Braves Group is comprised of our consolidated subsidiary, Braves Holdings, LLC (“Braves Holdings”), which indirectly owns the Atlanta Braves Major League Baseball Club (“ANLBC”) and certain assets and liabilities associated with ANLBC’s stadium and mixed use development project (the “Development Project”) and cash. As of September 30, 2018, the Braves Group has cash and cash equivalents of approximately $78 million, which includes  $44 million of subsidiary cash.

The Formula One Group is comprised of all of the businesses, assets and liabilities of Liberty other than those specifically attributed to the Liberty SiriusXM Group or the Braves Group, including Liberty’s interests in Formula 1 and Live Nation Entertainment, Inc. (“Live Nation”), a minority equity investment in AT&T Inc.,  cash, an intergroup interest in the Braves Group, Liberty’s 1.375% Cash Convertible Notes due 2023 and related financial instruments,  Liberty’s 2.25% Exchangeable Senior Debentures due 2046 and Liberty’s 1% Cash Convertible Notes due 2023. As of September 30, 2018, the Formula One Group has cash and cash equivalents of approximately $151 million, which includes $45 million of cash held by Formula 1.

The number of notional shares representing the intergroup interest held by the Formula One Group is 9,084,940, representing an approximate 15.1% intergroup interest in the Braves Group as of September 30, 2018. The intergroup interest is a quasi-equity interest which is not represented by outstanding shares of common stock; rather, the Formula One Group has an attributed value in the Braves Group which is generally stated in terms of a number of shares of stock issuable to the Formula One Group with respect to its interest in the Braves Group. Each reporting period, the notional shares representing the intergroup interest are marked to fair value. The change in fair value is recorded in the Unrealized gain (loss) on intergroup interest line item in the unaudited attributed condensed consolidated statements of operations. The Formula One Group’s intergroup interest is reflected in the Investment in intergroup interest line item, and the Braves Group liability for the intergroup interest is reflected in the Redeemable intergroup interest line item in the unaudited attributed condensed consolidated balance sheets. Both accounts are presented as noncurrent, as there are currently no plans for the settlement of the intergroup interest. Appropriate eliminating entries are recorded in the Company’s condensed consolidated financial statements.

As the notional shares underlying the intergroup interest are not represented by outstanding shares of common stock, such shares have not been officially designated Series A, B or C Liberty Braves common stock. However, Liberty has assumed that the notional shares (if and when issued) would be comprised of Series C Liberty Braves common stock in order to not dilute voting percentages. Therefore, the market price of Series C Liberty

Notes to Attributed Financial Information (Continued)

(unaudited)

Braves common stock is used for the quarterly mark-to-market adjustment through the unaudited attributed condensed consolidated statements of operations.

The intergroup interest will remain outstanding until the redemption of the outstanding interest, at the discretion of the Company’s Board of Directors, through transfer of securities, cash and/or other assets from the Braves Group to the Formula One Group.

For information relating to investments in debt and equity securities, investments in affiliates accounted for using the equity method and debt, see notes 8, 9 and 11, respectively, of the accompanying condensed consolidated financial statements.

(2)

Cash compensation expense for our corporate employees is allocated among the Liberty SiriusXM Group, Braves Group and the Formula One Group based on the estimated percentage of time spent providing services for each group. On an annual basis estimated time spent is determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a timelier reevaluation of estimated time spent. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Following the Recapitalization, stock compensation related to each tracking stock is calculated based on actual awards outstanding.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(3)

Except for the intergroup arrangements regarding the securities held by the Formula One Group pledged as collateral pursuant to a loan at the Braves Group as discussed in note 11 of the accompanying condensed consolidated financial statements, the intergroup balance at September 30, 2018 and December 31, 2017 is primarily a result of timing of tax benefits.

(4)

The Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group are entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty SiriusXM common stock, only Series A and Series B Liberty Braves common stock, or only Series A and Series B Liberty Formula One common stock.

At the option of the holder, each share of Series B common stock of each group will be convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to another other group.